Exhibit (a)(1)(C)
MEDICAL PROPERTIES TRUST, INC.
MPT OPERATING PARTNERSHIP, L.P.
OFFER TO PURCHASE
FOR CASH ANY AND ALL OF MPT OPERATING PARTNERSHIP, L.P.’S
OUTSTANDING 9.25% EXCHANGEABLE SENIOR NOTES DUE 2013
THE TENDER OFFER (AS DEFINED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 13, 2011 (INCLUSIVE OF JULY 13, 2011), UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). HOLDERS OF THE NOTES (AS DEFINED BELOW) MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) THEIR NOTES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE APPLICABLE PURCHASE PRICE (AS DEFINED BELOW). NOTES MAY BE WITHDRAWN AT OR PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 13, 2011 (INCLUSIVE OF JULY 13, 2011), UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DATE”), BUT NOT THEREAFTER.
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
     Enclosed for your consideration is an Offer to Purchase, dated June 15, 2011 (as the same may be amended or supplemented from time to time, the “Offer to Purchase”), and a Letter of Transmittal (as the same may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Tender Offer”) relating to the offer by Medical Properties Trust, Inc., a Maryland corporation, and MPT Operating Partnership, L.P., a Delaware limited partnership (together, “Medical Properties Trust”) to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying Letter of Transmittal, any and all of MPT Operating Partnership, L.P.’s outstanding 9.25% Exchangeable Senior Notes due 2013 (the “Notes”), from each registered holder of such Notes (each a “Holder” and, collectively, the “Holders”).
     Subject to the terms and conditions of the Tender Offer, Holders who validly tender, and do not validly withdraw, their Notes pursuant to the Tender Offer at or prior to the Expiration Date, will receive the purchase price set forth in the Offer to Purchase for each $1,000 principal amount of Notes purchased pursuant to the Tender Offer (the “Purchase Price”). In addition, Holders will receive accrued and unpaid interest to, but not including, the date on which Medical Properties Trust will pay the Purchase Price in respect of the Notes validly tendered (and not validly withdrawn) and accepted for purchase by Medical Properties Trust (the “Settlement Date”). The Settlement Date is expected to occur promptly following the Expiration Date. Tenders of Notes may be withdrawn at any time at or prior to the Withdrawal Date.
     Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.
     Notwithstanding any other provision of the Tender Offer, Medical Properties Trust’s obligation to accept for purchase, and to pay for, Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer is subject to and conditioned upon, the satisfaction of or, where applicable, its waiver of, the conditions, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, set forth therein, and specifically under the caption “Terms of the Tender Offer—Conditions to the Tender Offer.”
     For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, we are enclosing the following documents:
     (a) The Offer to Purchase, dated June 15, 2011.
     (b) A Letter of Transmittal for your use and for the information of your clients, together with the Instructions thereto.

     (c) A printed form of letter, including the Letter of Instructions, which may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Tender Offer. This form will enable your clients to tender Notes that they beneficially own.
     DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.
     We urge you to contact your clients as promptly as possible in order to obtain their instructions.
     Any inquiries you may have with respect to the Tender Offer should be addressed to Global Bondholder Services Corporation, the Information Agent, at (866) 470-3900 (toll-free) or (212) 430-3774 (banks and brokers only) or at the address set forth on the back cover of the Offer to Purchase, or to Deutsche Bank Securities Inc., the Dealer Manager for the Tender Offer, at their telephone numbers set forth below. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours, Deutsche Bank Securities Inc. (800) 503-4611 (toll-free) prospectus.cpdg@db.com
Nothing contained herein or in the enclosed documents shall constitute you the agent of Medical Properties Trust, the Dealer Manager, the Information Agent, the Depositary or any of their respective affiliates, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Tender Offer other than the documents enclosed herewith and the statements contained herein and therein.

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